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                                                              Exhibit 99.3

     On February 23, 1998, Computer Learning Centers, Inc. ("CLC") announced that on February 17, 1998 it had completed the acquisition of Markerdowne Corporation d/b/a Computer Learning Centers Paramus ("CLC Paramus"), a privately-held provider of information technology ("IT") education and training based in Paramus, New Jersey. The acquisition which will be accounted for as a pooling of interests, was completed by issuing 510,287 shares of CLC Common Stock. CLC Paramus had calendar 1997 annual revenues of approximately $6.7 million and serves approximately 800 students.


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